Exhibit 4.1

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT”)

US $33,000.00

PROPANC BIOPHARMA, INC.

8% CONVERTIBLE REDEEMABLE NOTE

DUE MARCH 20, 2025

FOR VALUE RECEIVED, Propanc Biopharma, Inc. (the “Company”) promises to pay to the order of GS CAPITAL PARTNERS, LLC and its authorized successors and Permitted Assigns, defined below, (the “Holder”), the aggregate principal face amount of Thirty Three Thousand Dollars exactly (U.S. $33,000.00) on March 20, 2025 (the “Maturity Date”) and to pay interest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on September 20, 2024. The interest will be paid to the Holder in whose name this 8% Convertible Redeemable Note (this “Note”) is registered on the records of the Company regarding registration and transfers of this Note. This Note shall contain a $3,000 original issue discount such that the purchase price shall be $30,000. The principal of, and interest on, this Note are payable at 1325 Airmotive Way Suite 202, Reno, NV 85902, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay each interest payment and the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company. The forwarding of such check or wire transfer shall constitute a payment of the outstanding principal hereunder and shall satisfy and discharge the liability for the principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein. Permitted Assigns means any “qualified person”, “permitted assigns” or “prospective transferee” acquiring all or a portion of this Note accompanied by an Opinion of Counsel, all in accordance with the terms provided in Sections 2(f) and 5(g) of the Securities Purchase Agreement by and between the Holder and the Company dated as of September 20, 2024 (the “Securities Purchase Agreement”).

This Note is subject to the following additional provisions:

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith and for the cost of any Opinion of Counsel as may be required under Section 5(g) of the Securities Purchase Agreement. To the extent that Holder subsequently transfers, assigns, sells, or exchanges any of the multiple lesser denomination notes, Holder acknowledges that it will provide the Company with an Opinion of Counsel as provided for in Sections 2(f) and 5(g) of the Securities Purchase Agreement (“Opinions of Counsel”).

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2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (“Act”), applicable state securities laws, and Sections 2(f) and 5(f) of the Securities Purchase Agreement. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prequalified prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date. All notices of conversion will be accompanied by an Opinion of Counsel.

4. (a) The Holder of this Note is entitled, at its option, at any time after cash payment, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) at a price for each share of Common Stock at a price (“Conversion Price”) of $0.0003 per share (the “Fixed Price”). Provided, however, that in the event the Company’s Common Stock trades below $0.0003 per share for more than five (5) consecutive trading days, then the Fixed Price shall be equal to $0.0001 per share. In the Event of Default, the Conversion Price shall be equal to the lowest trading price of the Common Stock as reported on the OTC Markets on which the Company’s shares are then traded or any exchange upon which the Common Stock may be traded in the future (the “Exchange”), for the ten prior trading days immediately preceding the date of the Event of Default (the “Alternate Fixed Price”). The Alternate Fixed Price shall be re-adjusted every 30 calendar days if the Company is still in default using the formulae set forth above. The Investor shall be entitled to use the lowest Alternative Fixed Price generated while the Company was in default (or the Fixed Price, if it is lower), for the purpose of determining the relevant conversion price. For the purposes of the above calculations, a day shall not be considered a trading day if there was no trading volume for the Company’s Common Stock for that particular day. If the shares have not been delivered within 2 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 2 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law or to conduct a reverse split at a ratio determined by the Company’s board of directors. The Company agrees to honor all conversions submitted pending this increase or such stock split, as applicable. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.9% upon 60 days’ prior written notice by the Holder to the Company). The Conversion Price (whether fixed or variable), conversion discount, and lookback period (collectively the “Conversion Terms”) will be adjusted in favor of the Holder if the Company issues securities to another party with more favorable Conversion Terms.

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(b) Interest on any unpaid principal balance of this Note shall be paid at the rate of 8% per annum. Interest shall be paid by the Company in Common Stock (“Interest Shares”). The Holder may, at any time, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(c) The Note may be prepaid or assigned with the following penalties/premiums:

PREPAY DATE	PREPAY AMOUNT
≤ 60 days	110% of principal plus accrued interest
61- 120 days	120% of principal plus accrued interest
121-180 days	125% of principal plus accrued interest

Such redemption must be closed and funded within 3 days of giving notice of redemption of the right to redeem shall be null and void. Any partial prepayment shall be allocated in accordance with the chart above with respect to principal, premium, and interest.

(d) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization (excluding an increase in authorized capital) or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a “Sale Event”), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

(e) In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

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5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described “Events of Default” shall occur:

(a) The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note, or the Securities Purchase Agreement under which this note was issued shall be false or misleading in any material respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement, or obligation of the Company under this Note or any other note issued to the Holder; or

(d) The Company shall (1) become insolvent (which does not include a “going concern opinion”); (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator, or receiver shall be appointed for the Company or a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

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(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of two hundred fifty thousand dollars ($250,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) The Company has defaulted on or breached any term of any other note of similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i) The Company shall have its Common Stock delisted from an exchange (including the OTC Markets) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days or ceases to file its reports under the Securities Exchange Act of 1934, as amended, with the SEC;

(j) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within 2 business days of its receipt of a Notice of Conversion which includes a duly executed Opinion of Counsel from a reputable law firm expressing an opinion which supports the removal of a restrictive legend; or

(k) The Company shall not replenish the reserve set forth in Section 12, within 3 business days of the written request of the Holder.

(l) The Company shall be delinquent in its periodic report filings with the Securities and Exchange Commission (subject to applicable extensions); or

(m) The Company shall cause to lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange).

Then, or at any time thereafter, unless cured within 5 days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(j), the penalty shall be $250 per day if the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. In the event of a breach of Section 8(h), the Holder may elect to utilize the same remedy available under the defaulted interest and such remedy shall be incorporated by reference into the terms of this Note. The penalty for a breach of Section 8(m) shall be an increase of the outstanding principal amounts by 20%. Further, if a breach of Section 8(l) occurs or is continuing after the 6-month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion instead of the Conversion Price.

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If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation, and prosecution of such action or proceeding.

The Company must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Company.

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10. Neither this Note nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Company and the Holder.

11. The Company represents that it is not a “shell” issuer and has never been a “shell” issuer or that if it previously has been a “shell” issuer that at least 12 months have passed since the Company has reported form 10 type information indicating it is no longer a “shell” issuer. Further, the Company will instruct its counsel to either (i) write a 144 opinion to allow for the salability of the conversion shares or (ii) accept such opinion from Holder’s counsel.

12. The Company shall issue irrevocable transfer agent instructions reserving 450,000,000 shares of its Common Stock for conversions under this Note (the “Share Reserve”). Upon full conversion of this Note, any shares remaining in the Share Reserve shall be canceled. The Company shall pay all transfer agent costs and legal fees associated with issuing and delivering the shares to the Holder. If such amounts are to be paid by the Holder, it may deduct such amounts from the amounts being converted. The Company should at all times reserve 4x the amount of shares required if the Note would be fully converted. The Holder may reasonably request increases from time to time to reserve such amounts. The Company will instruct its transfer agent to provide the outstanding share information to the Holder in connection with its conversions.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations, etc. This notice shall be given to the Holder as soon as possible under law.

14. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

15. This Note shall be governed by and construed in accordance with the laws of Nevada applicable to contracts made and wholly to be performed within the State of Nevada and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Nevada or in the Federal courts sitting in the county or city of either Washoe County, Nevada, or Clark County, Nevada. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: __9/20/24______________

PROPANC BIOPHARMA, INC.

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	CEO

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Propanc Biopharma, Inc. (“Shares”) according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion:________________________________________________________________

Applicable Conversion Price:_________________________________________________________

Signature:________________________________________________________________________

[Print Name of Holder and Title of Signer]

Address:_________________________________________________________________________

_____________________________________________________________

SSN or EIN:_________________________

Shares are to be registered in the following name:__________________________________________________

Name:____________________________________________________________________________

Address:__________________________________________________________________________

Tel:_____________________________________

Fax:_____________________________________

SSN or EIN:_______________________________

Shares are to be sent or delivered to the following account:

Account Name:______________________________________________________________________

Address:___________________________________________________________________________

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